Exhibit 5.1

300 North LaSalle Chicago, IL 60654 United States +1 312 862 2000 www.kirkland.com October 24, 2023

Canoo Inc.

19951 Mariner Avenue

Torrance, California 9050

Re: Registration Statement of Canoo Inc. on Form S-3

Ladies and Gentlemen:

We are acting as special counsel to Canoo Inc., a Delaware corporation (the “Company”), in connection with the proposed registration by the Company of 267,632,968 shares (the “Shares”) of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), pursuant to the Registration Statement on Form S-3 (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), and the related prospectus included in the Registration Statement (the “Prospectus”). The Shares consist of (i) shares of Common Stock that may be issued upon the conversion of the convertible debentures issued pursuant to that certain Securities Purchase Agreement, dated June 30, 2023 (the “June Purchase Agreement”), in an aggregate principal amount of $26.6 million (the “June Initial Debenture”), (ii) shares of Common Stock that may be issued upon the conversion of the convertible debentures issued pursuant to that certain Securities Purchase Agreement, dated August 2, 2023 (the “August Purchase Agreement”), in an aggregate principal amount of $27.9 million (the “August Initial Debenture”), (iii) shares of Common Stock that may be issued upon the conversion of the convertible debentures issued pursuant to that certain Securities Purchase Agreement, dated September 26, 2023 (the “September Purchase Agreement” and, together with the June Purchase Agreement and the August Purchase Agreement, the “Purchase Agreements”), in an aggregate principal amount of $15.0 million (the “September Initial Debenture” and, together with the June Initial Debenture and the August Initial Debenture, the “Initial Debentures”), (iv) shares of Common Stock that may be issued pursuant to a warrant issued under the June Purchase Agreement (the “June Initial Warrant”) to purchase 49,637,448 shares of Common Stock, (v) shares of Common Stock that may be issued pursuant to a warrant issued under the August Purchase Agreement (the “August Initial Warrant”) to purchase 49,637,448 shares of Common Stock, and (vi) shares of Common Stock that may be issued pursuant to a warrant issued under the September Purchase Agreement (the “September Initial Warrant” and, together with the June Initial Warrant and the August Initial Warrant, the “Initial Warrants”) to purchase 27,995,520 shares of Common Stock.

In connection therewith, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary for the purposes of this opinion, including (i) the corporate and organizational documents of the Company, including the Second Amended and Restated Certificate of Incorporation of the Company, as amended through the date hereof, and the Amended and Restated Bylaws of the Company, (ii) resolutions of the Board of Directors of the Company with respect to the issuance and sale of the Shares, (iii) the Registration Statement and the exhibits thereto, (iv) the Prospectus and (v) the Purchase Agreements, the Initial Debentures and the Initial Warrants.

For purposes of this opinion, we have assumed the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as copies and the authenticity of the originals of all documents submitted to us as copies. We have also assumed the legal capacity of all natural persons, the genuineness of the signatures of persons signing all documents in connection with which this opinion is rendered, the authority of such persons signing on behalf of the parties thereto other than the Company and the due authorization, execution and delivery of all documents by the parties thereto other than the Company. We have not independently established or verified any facts relevant to the opinions expressed herein, but have relied upon statements and representations of officers and other representatives of the Company and others.

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Canoo Inc.

October 24, 2023

Based upon and subject to the foregoing qualifications, assumptions and limitations and the further limitations set forth below, we are of the opinion that:

1.	The Shares underlying the Initial Debentures have been duly authorized, and when the Shares are registered by the Company’s transfer agent and issued and delivered by the Company upon conversion and payment of the applicable conversion amount in accordance with the terms of the Purchase Agreements and Initial Debentures, the Shares will be validly issued, fully paid and non-assessable.

2.	The Shares underlying the Initial Warrants have been duly authorized, and when the Shares are registered by the Company’s transfer agent and issued and delivered by the Company upon exercise and payment of the applicable conversion amount in accordance with the terms of the Purchase Agreements and Initial Warrants, the Shares will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Registration Statement. We also consent to the reference to our firm under the heading “Legal Matters” in the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

We do not find it necessary for the purposes of this opinion, and accordingly we do not purport to cover herein, the application of the securities or “Blue Sky” laws of the various states to the issuance and sale of the Shares.

This opinion is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein. This opinion speaks only as of the date that the Registration Statement becomes effective under the Act, and we assume no obligation to revise or supplement this opinion after the date of effectiveness should the General Corporation Law of the State of Delaware be changed by legislative action, judicial decision or otherwise after the date hereof.

This opinion is furnished to you in connection with the filing of the Prospectus and in accordance with the Registration Statement, and is not to be used, circulated, quoted or otherwise relied upon for any other purpose.

Sincerely,

/s/ Kirkland & Ellis LLP

KIRKLAND & ELLIS LLP